As filed with the Securities and Exchange Commission on April 20, 2010

File No. 333-87218

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM S-1

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 8

PHL VARIABLE INSURANCE COMPANY

(Exact name of registrant as specified in its charter)

Connecticut	6311	06-1045829
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

One American Row

Hartford, CT 06102

(800) 447-4312

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John H. Beers, Esq.

PHL Variable Insurance Company

One American Row

Hartford, CT 06102-5056

(860) 403-5050

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: The market value adjustment interests under annuity contracts covered by this registration statement are to be issued promptly and from time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus herein relates to Registration Statement Numbers 333-20277 and 333-55240.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

MARKET VALUE ADJUSTED GUARANTEED INTEREST ACCOUNT ANNUITY

Issued by

PHL Variable Insurance Company

PROSPECTUS	April 30, 2010

This prospectus describes a Market Value Adjusted Guaranteed Interest Account Annuity (“MVA”). The MVA is only available for use under certain PHL Variable Insurance Company’s variable accumulation deferred annuity contracts (“Contract”). The MVA and the contracts are available through Phoenix Equity Planning Corporation (“PEPCO”), the principal underwriter.

The contract prospectus must accompany this prospectus. You should read the contract prospectus and keep it, and this Prospectus, for future reference.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

PEPCO is not required to sell any specific number or dollar amount of securities but will use its best efforts to sell the securities offered.

Your investment in the MVA is subject to possible loss of principal and earnings, since a surrender charge and market value adjustment may apply to withdrawals or upon surrender of the contract. Please see the “Risk Factors” section on page 3.

An investment in the MVA is not:

•	a bank deposit or obligation; or

•	guaranteed by any bank or by the Federal Deposit Corporation or any other government agency.

If you have any questions, please contact:

PHL Variable Insurance Company Annuity Operations Division
PO Box 8027 Boston, MA 02266-8027
Tel. 800/541-0171

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC into this prospectus, which means that incorporated documents are considered part of this prospectus. We can disclose important information to you by referring you to those documents. This prospectus incorporates by reference our Annual Report on Form 10-K for the year ended December 31, 2009 (File No. 333-20277), and the definitive proxy statement filed by the Phoenix Companies, Inc. pursuant to Regulation 14A on March 23, 2010 (File No. 001-16517). These documents contain information about our financial results and other matters for the applicable periods. You may request a copy of any documents incorporated by reference in this prospectus and any accompanying prospectus supplement (including any exhibits that are specifically incorporated by reference in them), at no cost, by writing to PHL Variable at Investor Relations, One American Row, P.O. Box 5056 Hartford, CT 06102-5056, or telephoning PHL Variable at 860-403-7100. You may also access the incorporated documents at the following web pages: http://www.phoenixwm.phl.com/public/products/regulatory/index.jsp and the “Investor Relations” page of The Phoenix Companies, Inc. website at www.phoenixwm.com.

PHL Variable electronically files its Annual Report on Form 10-K, as well as its Quarterly Reports on Form 10-Q, with the SEC. The Phoenix Companies, Inc. electronically files its proxy statement with the SEC. The SEC maintains a website that contains reports, information statements and other information regarding issuers that file electronically with the SEC; the address of the website is http://www.sec.gov. The public may also read and copy any material we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Special Terms

As used in this prospectus, the following terms mean:

Contract Value: Prior to the end of the guarantee period, the sum of the values under a contract of all accumulation units held in the subaccounts of the Separate Account plus the values held in the Guaranteed Interest Account and in the MVA.

Current Rate: The guaranteed rate currently in effect for amounts allocated to the MVA, established from time to time for various guarantee periods.

Death Benefit: An amount payable upon the death of the annuitant or owner, as applicable, to the named beneficiary.

Expiration Date: The date on which the guarantee period ends.

Guarantee Period: The duration for which interest accrues at the guaranteed rate on amounts allocated to the MVA.

GIA (Guaranteed Interest Account): An allocation option under which premium amounts are guaranteed to earn a fixed rate of interest. Excess interest also may be credited, in the sole discretion of PHL Variable. The GIA is funded by our general account.

Guaranteed Rate: The effective annual interest rate we use to accrue interest on amounts allocated to the MVA for a guarantee period. Guaranteed rates are fixed at the time an amount is credited to the MVA and remain constant throughout the guarantee period.

MVA (Market Value Adjusted Guaranteed Interest Account Annuity): This is an account that pays interest at a guaranteed rate if held to the end of the guarantee period. If such amounts are withdrawn, transferred or applied to an annuity option before the end of the guarantee period, a market value adjustment will be made. Assets allocated to the MVA are part of the assets allocated to PHL Variable Separate Account MVA1.

Market Value Adjustment: An adjustment is made to the amount that a contract owner receives if money is withdrawn, transferred or applied to an annuity option from the MVA before the expiration date of the guarantee period.

PHL Variable (Company, We, Us, Our): PHL Variable Insurance Company.

Separate Account: PHL Variable Accumulation Account, a separate account of PHL Variable Insurance Company which funds the variable annuity contract associated with the MVA (see “The Nature of the Contract and the MVA” for a description of the Separate Account).

Risk Factors

❖	Investment Risk—Principal and interest when credited are guaranteed by the company unless you make a withdrawal from or surrender the contract, which may be subject to a surrender charge and MVA.

❖

Loss of Principal Risk—Withdrawals and surrenders from the contract in excess of the free withdrawal amount, prior to the end of the surrender charge period, are subject to a surrender charge and market value adjustment (“MVA”). A negative MVA is limited to the contract’s interest, therefore, the application of a negative MVA alone will not result in loss of principal. However, the combination of the surrender charge and MVA may result in loss of principal.

Product Description

The Nature of the Contract and the MVA

The investment option described in this prospectus is an MVA available only under the variable accumulation deferred annuity contracts offered by PHL Variable. The contract is described in detail in its own prospectus. You should review the contract prospectus along with this prospectus before deciding to allocate purchase payments to the MVA.

❖	The MVA currently provides four choices of interest rate Guarantee Periods:

• 3 years	• 5 years
• 7 years	• 10 years

❖

Purchase payments can be allocated to one or more of the available MVA guarantee period options. Allocations may be made at the time you make a payment or you may transfer amounts held in the subaccounts of the Separate Account, the GIA or other available MVA guarantee periods. Generally, amounts allocated to MVA options must be for at least $1,000. We reserve the right to limit cumulative amounts allocated to the MVA during any one-week period to not more than $250,000.

❖

Amounts may be transferred to or from the MVA according to the transfer rules under the contract. You may make up to six transfers per year from the MVA. (See “The Accumulation Period—Transfers” of the Contract prospectus.)

❖	Allocations that remain in the MVA until the applicable expiration date will be equal to the amount originally allocated, multiplied by its guaranteed rate, which is compounded on an annual basis.

❖	A market value adjustment will be made if amounts are withdrawn, transferred or applied to an annuity option from the MVA before the expiration date. (See “The MVA.”)

❖

The contract provides for the accumulation of values before maturity and for the payment of annuity benefits thereafter. Since MVA values are part of the contract value, your earnings on allocations to the MVA will affect the values available at surrender or maturity. No market value adjustment will be applied to withdrawals to pay Death Benefit proceeds.

❖	We may offer additional guarantee periods to certain individuals or groups of individuals who meet certain minimum premium criteria.

We reserve the right to elaborate upon, supplement or alter the terms or arrangements associated with, or relating to, this prospectus in connection with the offering of flexible premium accumulation deferred annuity contracts utilizing market value adjusted guaranteed interest account contracts to certain institutional investors, provided that such arrangements do not materially and adversely affect the rights or interests of other investors hereunder.

Availability of the MVA

The MVA is not available in all states. For information, call our Annuity Operations Division at 800/541-0171.

The MVA

The MVA is available only during the accumulation phase of your contract. The MVA option currently offers different guarantee periods, which provide you with the ability to earn interest at different guaranteed rates on all or part of your contract value. Each allocation has its own guaranteed rate and expiration date. Because we change guaranteed rates periodically, amounts allocated to a guarantee period at different times will have different guaranteed rates and expiration dates. The applicable guaranteed rate, however, does not change during the guarantee period.

We will notify you of the expiration of the guarantee period and of your available options within 30 days of the expiration date. You will have 15 days before and 15 days following the expiration date (“window period”) to notify us of your election. During this window period, any withdrawals or transfers from the MVA will not be subject to a market value adjustment. Unless you elect to transfer funds to a different guarantee period, to the subaccounts of the Separate Account, to the GIA or elect to withdraw funds, we will begin another guarantee period of the same duration as the one just ended and credit interest at the current rate for that new guarantee period. If you chose a guarantee period that is no longer available or if your original guarantee period is no longer available, we will use the guarantee period with the next longest duration.

We reserve the right, at any time, to discontinue guarantee periods or to offer guarantee periods that differ from those available at the time your contract was issued. Since guarantee periods may change, please contact us to determine the current guarantee periods being offered.

Market Value Adjustment

Any withdrawal from the MVA will be subject to a market value adjustment unless the effective date of the withdrawal is within the window period. For this purpose, redemptions, transfers and amounts applied to an annuity option under a contract are treated as withdrawals. The market value adjustment will be applied to the amount being withdrawn after the deduction of any applicable administrative charge and before the deduction of any applicable contingent deferred sales charges (surrender charges). See the contract prospectus for a description of these charges. The market value adjustment can be positive or negative. The amount being withdrawn after application of the market value adjustment can be greater than or less than the amount withdrawn before the application of the market value adjustment.

A market value adjustment will not be applied upon the payment of the death benefit.

The market value adjustment will reflect the relationship between the current rate (defined below) for the amount being withdrawn and the guaranteed rate. It is also reflective of the time remaining in the applicable guarantee period. Generally, if the guaranteed rate is equal to or lower than the applicable current rate, the market value adjustment will result in a lower payment upon withdrawal. Conversely, if the guaranteed rate is higher than the applicable current rate, the market value adjustment will produce a higher payment upon withdrawal.

The market value adjustment which is applied to the amount being withdrawn is determined by using the following formula:

Market Value Adjustment

= Amount x	[(	1 + i	)	n/12	–1	]
1 + j + 0.0025

where,

Amount, is the amount being withdrawn less any applicable administrative charges;

i, is the guaranteed rate being credited to the amount being withdrawn;

j, is the current rate, which is the current interest rate for new deposits with a guarantee period equal to the number of years remaining in the current guarantee period, rounded up to the next higher number of complete years;

n, is the number of months rounded up to the next whole number from the date of the withdrawal or transfer to the end of the current guarantee period.

If the company does not offer a guarantee period equal to the number of years remaining in the guarantee period, “j” will be determined by interpolation of the guaranteed rate for the guarantee periods then available.

Examples

The following examples illustrate how the market value adjustment operates:

Example 1

$10,000 is deposited on January 1, 1997, into an MVA with a 5-year guarantee period. The guaranteed rate for this deposit amount is 5.50%.

If, on January 1, 1999 (2 years after deposit), the full amount is taken from this MVA segment, the following amount is available:

1.	The accumulated amount prior to application of market value adjustment is:

$10,000 x (1.055)2 = $11,130.25

2.	The current rate that would be applied on January 1, 1999 to amounts credited to a 3-year MVA segment is 6.50%.

3.	The number of months remaining in the guarantee period (rounded up to next whole number) is 36.

4.	The market value adjustment equals $–386.43, and is calculated as follows:

$–386.43 = $11,130.25 x		1 + 0.055	36/12	–1
	[(	1 + 0.065 + 0.0025)			]

The market value for the purposes of surrender on January 1, 1999 is therefore equal to $10,743.82 ($11,130.25 – $386.43).

Example 2

$10,000 is deposited on January 1, 1997, into an MVA with a 5-year guarantee period. The guaranteed rate for this amount is 5.50%.

If, on January 1, 1999 (2 years from deposit), the full amount is taken from this MVA segment, the following amount is available:

1.	The accumulated amount prior to application of market value adjustment is:

$10,000 x (1.055)2 = $11,130.25

2.	The current rate being applied on January 1, 1999 to amounts credited to a 3-year MVA segment is 4.50%.

3.	The number of months remaining in the guarantee period (rounded up to next whole number) is 36.

4.	The market value adjustment equals $240.79, and is calculated as follows:

$+240.79 = $11,130.25 x		1 + 0.055	36/12	–1
	[(	1 + 0.045 + 0.0025)			]

The market value for the purposes of surrender on January 1, 1999 is therefore equal to $11,371.04 ($11,130.25 + $240.79).

THE ABOVE EXAMPLES ARE HYPOTHETICAL AND ARE NOT INDICATIVE OF FUTURE OR PAST PERFORMANCE.

Setting the Guaranteed Rate

We determine guaranteed rates for current and future purchase payments, transfers or renewals. Although future guaranteed rates cannot be predicted, we guarantee that the guaranteed rate will never be less than 3% per annum.

Deduction of Surrender Charges on Withdrawals

A market value adjustment will apply if a withdrawal is made before the expiration date and outside the window period as described above.

Depending on your contract, a full or partial withdrawal of contract value, including amounts in the MVA, may also be subject to a surrender charge.

Please note that other charges may also be imposed against the contract, including mortality and expense risk and administrative charges. For a more detailed explanation of any surrender charge applicable to your contract and of other applicable charges, please see the “Charges and Deductions” section of the contract prospectus.

Investments by PHL Variable

Proceeds from purchases of the MVA option will be deposited into the PHL Variable Separate Account MVA1 (“Separate Account MVA1”), which is a non-unitized separate account established under Connecticut law. Contract values attributable to such proceeds are based on the interest rate we credit to MVA allocations and terms of the contract, and do not depend on the investment performance of the assets in Separate Account MVA1.

Under Connecticut law, all income, gains or losses of Separate Account MVA1, whether realized or not, must be credited to or charged against the amounts placed in Separate Account MVA1, without regard to our other income, gains and losses. The assets of the Separate Account MVA1 may not be charged with liabilities arising out of any other business that we may conduct. Obligations under the contracts are obligations of PHL Variable.

There are no discrete units in Separate Account MVA1. No party with rights under any contract participates in the investment gain or loss from assets belonging to Separate Account MVA1. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account MVA1 may drop below the reserves and other liabilities it must maintain. If the Separate Account MVA1 asset value drops below the reserve and other liabilities we must maintain in relation to the contracts supported by such assets, we will transfer assets from our general account to Separate Account MVA1. Conversely, if the amount we maintain is too much, we may transfer the excess to our general account.

In establishing guaranteed rates, we intend to take into account the yields available on the instruments in which we intend to invest the proceeds from the contracts. The company’s investment strategy with respect to the proceeds attributable to the contracts generally will be to invest mostly in investment-grade debt instruments having durations tending to match the applicable guarantee periods.

Investment-grade debt instruments in which the company intends to invest the proceeds from the contracts include:

❖	Securities issued by the United States government or its agencies or instrumentalities.

❖

Debt securities which have a rating, at the time of purchase, within the five highest rating grades assigned by Moody’s Investors Services, Inc. (Aaa, Aa, A, Baa or Ba), Standard & Poor’s Corporation (AAA, AA, A, BBB, or BB) or any other nationally recognized rating service.

❖	Other debt instruments, although not rated by Moody’s or Standard & Poor’s, are deemed by the company’s management to have an investment quality comparable to securities described above.

While the above generally describes our investment strategy with respect to the proceeds attributable to the contracts, we are not obligated to invest the proceeds according to any particular strategy, except as may be required by Connecticut and other state insurance law.

Distributor

Phoenix Equity Planning Corporation (“PEPCO”) acts as the principal underwriter of the contracts. PEPCO’s principal executive offices are located at 610 W. Germantown Pike, Suite 460, Plymouth Meeting, PA 19462. PEPCO is a registered broker-dealer under the Securities Exchange Act of 1934 and is a member of the Financial Industry Regulatory Authority (“FINRA”), formerly known as the National Association of Securities Dealers (“NASD”). PHL Variable is an indirect, wholly owned subsidiary of Phoenix Life Insurance Company (“Phoenix”). PEPCO is an indirect, wholly owned subsidiary of The Phoenix Companies, Inc. and is an affiliate of the company and of PHL Variable.

PEPCO enters into selling agreements with broker-dealers or entities registered under or exempt under the Securities Act of 1934 (“selling brokers”). Contracts with the MVA option are offered in states where we have received authority and the MVA and the contracts have been approved. The maximum dealer concession that a selling broker will receive for selling a contract is 8.00%.

On January 6, 2010 Phoenix announced that it had signed a definitive agreement with Tiptree Financial Partners, LP for it to acquire the Phoenix private placement insurance business, PFG Holdings, Inc., including PEPCO, the principal underwriter and distributor for the Phoenix variable annuity, life insurance, and SEC registered products (“SEC registered products”). The transaction, which is subject to regulatory approvals and other customary closing conditions, is expected to close in the second quarter of 2010. It is expected that PEPCO will be replaced by a Phoenix affiliated broker-dealer, 1851 Securities, Inc. Phoenix filed a new member application for 1851 Securities, Inc. with the Financial Industry Regulatory Authority on February 26, 2010. Phoenix expects 1851 Securities, Inc. to become the principal underwriter and distributor for the SEC registered products on or before September 30, 2010.

Federal Income Taxation Discussion

Please refer to “Federal Income Taxes” in the contract prospectus for a discussion of the income tax status of the contract.

Accounting Practices

The information presented below should be read with the audited financial statements of PHL Variable and information included elsewhere in this prospectus.

The financial statements and financial information included in this prospectus have been prepared in conformity with accounting principles generally accepted in the United States.

Description of PHL Variable

Overview

Our executive and administrative office is located at One American Row, Hartford, Connecticut, 06103-5056.

PHL Variable is a stock life insurance company. It was incorporated in Connecticut on July 15, 1981 and is a wholly owned subsidiary of Phoenix Life Insurance Company (“Phoenix”) through its holding company, PM Holdings, Inc. Phoenix is a life insurance company, which is wholly owned by The Phoenix Companies, Inc. (“PNX”), which is a manufacturer of insurance, annuity and investment products and services. PNX was organized in Connecticut in 1851. In 1992, in connection with its merger with Home Life Insurance Company, Phoenix redomiciled to New York.

On June 25, 2001, the effective date of its demutualization, Phoenix converted from a mutual life insurance company to a stock life insurance company and became a wholly owned subsidiary of PNX. In addition, on June 25, 2001, PNX completed its initial public offering (IPO).

The following chart illustrates our corporate structure as of March 31, 2010.

The Separate Account

PHL Variable Separate Account MVA1 (“Separate Account”) is a non-unitized separate account established under Connecticut law. Contract values attributable to the premium allocation and terms of the contract do not depend of the performance of the assets in the Separate Account.

Under Connecticut law, all income, gains or losses of the Separate Account, whether realized or not, must be credited to or charged against the amount placed in the Separate Account without regard to our other income, gains and losses. The assets of the Separate Account may not be charged with liabilities arising out of any other business that we may conduct. Obligations under the contracts are obligations of PHL Variable.

There are no discrete units in the Separate Account. No party with rights under any contract participates in the investment gain or loss from assets belonging to the Separate Account. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in the Separate Account may drop below the reserves and other liabilities it must maintain. If the Separate Account asset value drops below the reserve and other liabilities we must maintain in relation to the contracts supported by such assets, we will transfer assets from our General Account to the Separate Account. Conversely, if the amount we maintain is too much, we may transfer the excess to our General Account.

In establishing guaranteed rates for the Fixed Account, we intend to take into account the yields available on the instruments in which we intend to invest the proceeds from the contracts. The company’s investment strategy with respect to the proceeds attributable to the contracts generally will be to invest mostly in investment-grade debt instruments having durations tending to match the applicable guarantee periods.

Investment-grade debt instruments in which the company intends to invest the proceeds from the contracts include:

❖	Securities issued by the United States government or its agencies or instrumentalities.

❖

Debt securities which have a rating, at the time of purchase, within the five highest rating grades assigned by Moody’s Investors Services, Inc. (Aaa, Aa, A, Baa or Ba), Standard & Poor’s Corporation (AAA, AA, A, BBB, or BB) or any other nationally recognized rating service.

❖	Other debt instruments, although not rated by Moody’s or Standard & Poor’s, are deemed by the company’s management to have an investment quality comparable to securities described above.

While the above generally describes our investment strategy with respect to the proceeds attributable to the contracts, we are not obligated to invest the proceeds according to any particular strategy, except as may be required by Connecticut and other state insurance law.

Experts

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance upon the report (which contains explanatory paragraphs relating to the fact that subsequent to the first quarter of 2009 PHL Variable Insurance Company has had minimal sales of life and annuity products, PHL Variable Insurance Company had downgrades from two rating agencies, and PHL Variable Insurance Company has significant transactions with affiliates and it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties) of Pricewaterhouse Coopers LLP, an independent registered public accounting firm, given on authority of said firm as experts in auditing and accounting.

Legal Matters

Kathleen A. McGah, Vice President and Counsel, PHL Variable Insurance Company, Hartford, Connecticut has provided opinions upon legal matters relating to the validity of the securities being issued. Laurie D. Lewis, Counsel, Phoenix Life Insurance Company, has provided advice on certain matters relating to federal securities and income tax laws about the contracts.

The Phoenix Companies, Inc.—Legal Proceedings about Company Subsidiaries

We are regularly involved in litigation and arbitration, both as a defendant and as a plaintiff. The litigation and arbitration naming us as a defendant ordinarily involves our activities as an insurer, employer, investor or investment advisor. It is not feasible to predict or determine the ultimate outcome of all legal or arbitration proceedings or to provide reasonable ranges of potential losses. Based on current information, we believe that the outcomes of our litigation and arbitration matters are not likely, either individually or in the aggregate, to have a material adverse effect on our consolidated financial condition. However, given the large or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation and arbitration, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our results of operations or cash flows in particular quarterly or annual periods.

State regulatory bodies, the Securities and Exchange Commission, or SEC, the Financial Industry Regulatory Authority, or FINRA, the IRS and other regulatory bodies regularly make inquiries of us and, from time to time, conduct examinations or investigations concerning our compliance with laws and regulations related to, among other things our insurance and broker-dealer subsidiaries, securities offerings and registered products. We endeavor to respond to such inquiries in an appropriate way and to take corrective action if warranted.

For example, in the fourth quarter of 2008, the State of Connecticut Insurance Department initiated the on-site portion of a routine financial examination of the Connecticut domiciled life insurance subsidiaries of Phoenix Life Insurance Company for the five year period ending December 31, 2008.

Regulatory actions may be difficult to assess or quantify, may seek recovery of indeterminate amounts, including punitive and treble damages, and the nature and magnitude of their outcomes may remain unknown for substantial periods of time. It is not feasible to predict or determine the ultimate outcome of all pending inquiries, investigations, legal proceedings and other regulatory actions, or to provide reasonable ranges of potential losses. Based on current information, we believe that the outcomes of our regulatory matters are not likely, either individually or in the aggregate, to have a material adverse effect on our financial condition.

However, given the large or indeterminate amounts sought in certain of these actions and the inherent unpredictability of regulatory matters, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our results of operation or cash flows in particular quarterly or annual periods.

Selected Financial Data of PHL Variable

Selected Financial Data

The following selected financial data should be read in conjunction with the financial statements and related notes for PHL Variable, which are incorporated by reference into this prospectus.

Annual Data
($ in thousands)	Year Ended December 31,
	2009	2008	2007	2006	2005

REVENUES:
Premiums	$11,420	$15,098	$18,602	$13,575	$9,521
Insurance and investment product fees	413,531	361,354	263,298	180,779	109,270
Net Investment Income	78,767	90,963	109,607	129,325	154,374
Net realized investment gains (losses):
Total other-than-temporary impairment (“OTTI”) losses	(49,698)	(52,057)	(3,287)	(411)	(2,651)
Portion of OTTI losses recognized in other comprehensive income	25,691	—	—	—	—

Net OTTI losses recognized in earnings	(24,007)	(52,057)	(3,287)	(411)	(2,651)
Net realized investment gains (losses), excluding OTTI losses	14,829	(119,998)	(3,756)	(2,049)	(7,918)

Total realized investment gains (losses)	(9,178)	(172,055)	(7,043)	(2,460)	(10,569)

Total revenues	494,540	295,360	384,464	321,219	262,596

BENEFITS AND EXPENSES:
Policy benefits	249,457	218,415	168,395	154,951	130,279
Policy acquisition cost amortization	139,243	262,132	120,041	93,342	80,402
Other operating expenses	120,986	97,504	83,601	65,388	50,493

Total benefits and expenses	509,686	578,051	372,037	313,681	261,174

Income (loss) before income taxes	(15,146)	(282,691)	12,427	7,538	1,422
Applicable income tax expense (benefit)	6,007	(87,497)	1,122	1,070	(2,801)

Net income (loss)	$(21,153)	$(195,194)	$11,305	$6,468	$4,223

	As of December 31,
	2009	2008	2007	2006	2005
Total assets	$5,614,591	$5,493,954	$6,437,891	$5,849,199	$5,978,919

Supplementary Financial Information of PHL Variable

Adoption of New Accounting Guidance

Recognition and Presentation of Other-Than-Temporary Impairments

In April 2009, we adopted new accounting guidance issued by the FASB which amended other-than-temporary impairments guidance and modified the presentation and disclosure requirements for other-than-temporary impairments of debt securities. This accounting guidance, which is now a part of ASC 320, Investments – Debt & Equity Securities, modified the existing requirement from the intent and ability to hold a debt security, to an assessment of whether the Company intends to sell or if it is more likely than not that the Company will be required to sell the debt security before its anticipated recovery in value. This accounting guidance also modified the presentation of other-than-temporary impairments for certain debt securities for the bifurcation of an other-than-temporary impairment into an amount attributable to credit loss, recognized in earnings, and an amount attributable to other factors, recognized in other comprehensive income. In addition to the changes in measurement and presentation, the disclosures related to other-than-temporary impairments related to debt securities are expanded, with all such disclosures required for both interim and annual periods.

Adoption of this guidance was effective for interim periods ending after June 15, 2009, with optional early adoption for periods ending after March 15, 2009. We elected to adopt this guidance for the quarter ending March 31, 2009. Upon adoption of this guidance, we calculated the credit and non-credit components of previously recognized other-than-temporary impairments and recorded the related impact as a cumulative effect adjustment in accumulated deficit and accumulated other comprehensive income, respectively. The cumulative-effect adjustment included related offsets such as deferred policy acquisition costs and related tax effects. The cumulative effect recognized was $4,613 thousand after offsets and is reflected in stockholders’ equity. The cumulative effect consisted of a decrease to accumulated deficit of $5,838 thousand which includes an adjustment of $2,900 thousand to the deferred tax valuation allowance, and an increase to accumulated other comprehensive loss of $1,225 thousand after offsets.

Accounting Change

Reinsurance

Effective April 1, 2008, we changed our method of accounting for the cost of certain of our long duration reinsurance contracts accounted for in accordance with ASC 944-20, Financial Services – Insurance. In conjunction with this change, we also changed our method of accounting for the impact of reinsurance costs on deferred acquisition costs. ASC 944-20 requires us to amortize the estimated cost of reinsurance over the life of the underlying reinsured contracts. Under our previous method, we recognized reinsurance recoveries as part of the net cost of reinsurance and amortized this balance over the estimated lives of the underlying reinsured contracts in proportion to estimated gross profits (“EGPs”) consistent with the method used for amortizing deferred policy acquisition costs. Under the new method, reinsurance recoveries are recognized in the same period as the related reinsured claim. In conjunction with this change, we also changed our policy for determining EGPs relating to these contracts to include the effects of reinsurance, where previously these effects had not been included.

Supplementary Financial Information

Selected Unaudited Quarterly Financial Data:	Quarter Ended
($ in thousands)	Mar 31,	June 30,	Sept 30,	Dec 31,

Income Statement Data	2009
REVENUES
Premiums	$5,492	$3,944	$2,744	$(760)
Insurance and investment product fees	96,286	97,666	108,873	110,706
Net investment income	20,271	21,949	18,138	18,409
Net realized investment gains (losses):
Total other-than-temporary impairment (“OTTI”) losses	(11,320)	(14,653)	(8,158)	(15,567)
Portion of OTTI losses recognized in other comprehensive income	3,266	6,348	5,783	10,294

Net OTTI losses recognized in earnings	(8,054)	(8,305)	(2,375)	(5,273)
Net realized investment gains (losses), excluding OTTI losses	10,112	(8,412)	5,090	8,039

Total realized investment gains (losses)	2,058	(16,717)	2,715	2,766

Total revenues	124,107	106,842	132,470	$131,121

BENEFITS AND EXPENSES
Policy benefits	55,025	76,808	59,340	58,284
Policy acquisition cost amortization	38,590	6,198	36,082	58,373
Other operating expenses	35,685	33,265	31,823	20,213

Total benefits and expenses	129,300	116,271	127,245	136,870

Income (loss) before income taxes	(5,193)	(9,429)	5,225	(5,749)
Applicable income tax expense (benefit)	(1,154)	762	838	5,561

Net income (loss)	$(4,039)	$(10,191)	$4,387	$(11,310)

COMPREHENSIVE INCOME
Net income (loss)	$(4,039)	$(10,191)	$4,387	$(11,310)

Net unrealized gains (losses)	1,028	26,100	19,361	3,273
Portion of OTTI losses recognized in other comprehensive income	(2,123)	(4,126)	(3,759)	(6,691)

Other comprehensive income (loss)	(1,095)	21,974	15,602	(3,418)

Comprehensive income (loss)	$(5,134)	$11,783	$19,989	$(14,728)

ADDITIONAL PAID-IN CAPITAL
Capital contribution from parent	$20,000	$45,000	$—	$—

RETAINED EARNINGS
Adjustment for initial application of accounting changes	5,838	—	—	—
Net income (loss)	(4,039)	(10,191)	4,387	(11,310)

ACCUMULATED OTHER COMPREHENSIVE LOSS
Adjustment for initial application of accounting changes	(1,225)	—	—	—

OTHER COMPREHENSIVE INCOME
Other comprehensive income (loss)	(1,095)	21,974	15,602	(3,418)

Change in stockholder’s equity	19,479	56,783	19,989	(14,728)
Stockholder’s equity, beginning of period	532,441	551,920	608,703	628,692

Stockholder’s equity, end of period	$551,920	$608,703	$628,692	$613,964

Selected Unaudited Quarterly Financial Data:	Quarter Ended
($ in thousands)	Mar 31,	June 30,	Sept 30,	Dec 31,

Income Statement Data	2008
REVENUES
Premiums	$(643)	$5,314	$5,423	$5,004
Insurance and investment product fees	83,865	87,717	93,554	96,218
Net investment income	24,321	22,990	22,510	21,142
Net realized investment gains (losses):
Total other-than-temporary impairment (“OTTI”) losses	(6,948)	(5,388)	(6,241)	(33,480)
Portion of OTTI losses recognized in other comprehensive income	—	—	—	—

Net OTTI losses recognized in earnings	(6,948)	(5,388)	(6,241)	(33,480)
Net realized investment gains (losses), excluding OTTI losses	(13,081)	7,077	(22,149)	(91,845)

Total realized investment gains (losses)	(20,029)	1,689	(28,390)	(125,325)

Total revenues	87,514	117,710	93,097	(2,961)

BENEFITS AND EXPENSES
Policy benefits	51,015	43,573	51,774	72,053
Policy acquisition cost amortization	24,537	38,755	46,533	152,307
Other operating expenses	28,101	25,707	21,117	22,579

Total benefits and expenses	103,653	108,035	119,424	246,939

Income (loss) before income taxes	(16,139)	9,675	(26,327)	(249,900)
Applicable income tax expense (benefit)	(7,109)	3,360	(9,853)	(73,895)

Net income (loss)	$(9,030)	$6,315	$(16,474)	$(176,005)

COMPREHENSIVE INCOME
Net income (loss)	$(9,030)	$6,315	$(16,474)	$(176,005)

Net unrealized gains (losses)	(5,639)	(2,620)	(6,746)	(25,135)
Portion of OTTI losses recognized in other comprehensive income	—	—	—	—

Other comprehensive income (loss)	(5,639)	(2,620)	(6,746)	(25,135)

Comprehensive income (loss)	$(14,669)	$3,695	$(23,220)	$(201,140)

ADDITIONAL PAID-IN CAPITAL
Capital contribution from parent	$42,000	$31,000	$—	$96,934

RETAINED EARNINGS
Net income (loss)	(9,030)	6,315	(16,474)	(176,005)

OTHER COMPREHENSIVE INCOME
Other comprehensive income (loss)	(5,639)	(2,620)	(6,746)	(25,135)

Change in stockholder’s equity	27,331	34,696	(23,220)	(104,206)
Stockholder’s equity, beginning of period	597,840	625,171	659,867	636,647

Stockholder’s equity, end of period	$625,171	$659,867	$636,647	$532,441

PART II

INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

Not applicable.

Item 14.	Indemnification of Directors and Officers

Section 33-779 of the Connecticut General Statutes states that: “a corporation may provide indemnification of or advance expenses to a director, officer, employee or agent only as permitted by sections 33-770 to 33-778, inclusive.”

Article VI. Section 6.01. of the Bylaws of the Registrant (as amended and restated effective May 16, 2002) provide that: “Each director, officer or employee of the company, and his heirs, executors or administrators, shall be indemnified or reimbursed by the company for all expenses necessarily incurred by him in connection with the defense or reasonable settlement of any action, suit or proceeding in which he is made a party by reason of his being or having been a director, officer or employee of the company, or of any other company in which he was serving as a director or officer at the request of the company, except in relation to matters as to which such director, officer or employee is finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such director, officer or employee. The foregoing right of indemnification or reimbursement shall not be exclusive of any other rights to which he may be entitled under any statute, bylaw, agreement, vote of shareholders or otherwise.”

Item 15.	Recent Sales of Unregistered Securities

Not applicable.

Item 16.	(a) Exhibits

1.	Underwriting Agreement – Incorporated by reference to a filing on Form S-1 (File No. 333-55240) filed via Edgar on February 8, 2001.

2.	Not applicable.

3. (i)	Articles of Incorporation – Incorporated by reference to a filing on Form S-1 (File No. 333-55240) filed via Edgar on February 8, 2001.

(ii)	Bylaws of PHL Variable Insurance Company, effective May 16, 2002 is incorporated by reference to a filing S-1 (File No. 333-87218) filed via Edgar on May 1, 2004.

4.	Form of Variable Annuity contract with MVA Rider – Incorporated by reference to a filing on Form S-1 (File No. 333-20277) filed via Edgar on January 23, 1997.

5.	Opinion regarding legality – Refer to exhibit 23(b).

6.	Not applicable.

7.	Not applicable.

8.	Not applicable.

9.	Not applicable.

10.	Not applicable.

11.	Not applicable.

12.	Not applicable.

13.	Not applicable.

14.	Not applicable.

15.	Not applicable.

16.	Not applicable.

17.	Not applicable.

18.	Not applicable.

19.	Not applicable.

20.	Not applicable.

21.	The Registrant has no subsidiaries.

22.	Not applicable.

23.	(a) Consent of independent registered public accounting firm. Filed herewith.

23.	(b) Opinion and Consents of Counsel. Filed herewith.

24.	Powers of attorney are incorporated by reference to Post-Effective Amendment No. 4 on Form S-1 (File No. 333-137802) filed via EDGAR on April 14, 2010.

25.	Not applicable.

26.	Not applicable.

(b)	Not applicable.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	Not applicable.

(5)	Not applicable.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes pursuant to Item 512(h) of Regulation S-K:

Insofar as indemnification for liability arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 8 to the registration statement on Form S-1, File No. 333-87218, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on this 19th day of April, 2010.

PHL VARIABLE INSURANCE COMPANY

By:
* Philip K. Polkinghorn President and Director

By:	/s/ KATHLEEN A. MCGAH
*Kathleen A. McGah, as Attorney-in-Fact pursuant to Powers of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated with PHL Variable Insurance Company on this 19th day of April, 2010.

Signature	Title

*Peter A. Hofmann	Chief Financial Officer

*Michael E. Hanrahan	Chief Accounting Officer

*Edward W. Cassidy	Director

*Christopher M. Wilkos	Director

By:	/s/ KATHLEEN A. MCGAH
*Kathleen A. McGah, as Attorney-in-Fact pursuant to Powers of Attorney.

S-1

Exhibit Index

Exhibit 23(a)	Consent of Independent Registered Public Accounting Firm

Exhibit 23(b)	Opinion and Consent of Counsel

S-2